Exhibit 99.1

DIRECTORS AND EXECUTIVE OFFICERSt OF PUYI INC.

The business address of each of the following directors and executive officers is 61/F, Pearl River Tower, No. 15 West Zhujiang Road, Guangzhou, Guangdong 510623, People’s Republic of China.

Name	Citizenship	Position
Ren Yong	PRC	Chairman of the Board and Chief Executive Officer
Kong Youjie	PRC	Co-chairman of the Board
Yang Yuanfen	PRC	Chief Financial Officer, Vice President and Head of Finance Department
Hu Yinan	PRC	Director
Luo Jidong	PRC	Independent Director
Zhai Lihong	PRC	Independent Director